EXHIBIT 11

                        MESABA HOLDINGS, INC. AND SUBSIDIARY
                Statement Regarding Computation of Per Share Earnings
                            For the Years Ended March 31
                        (In Thousands, Expect Per Share Amounts)

                                                1997    1996    1994
                                               ------  ------  ------
Primary earnings per share:
Weighted average number of issued shares       12,783  11,333   8,509
outstanding
Computed shares outstanding under the
Company's stock option plan utilizing the          90     321      80
treasury stock method
Computed shares outstanding under warrants
issued utilizing the treasury stock method          -       -     524
                                              ------- ------- -------
Shares outstanding used to compute primary
earnings per share                             12,873  11,654   9,113
                                              ======= ======= =======
Net income                                    $11,986 $56,275  $2,606
                                              ======= ======= =======

Primary earnings per share                    $   .93 $  4.83 $   .29
                                              ======= ======= =======

Fully diluted earnings per share:
Weighted average number of shares used for
primary earnings per share                     12,873  11,654   9,113
Additional shares outstanding utilizing period
end market value under the treasury stock           -      35       -
method
                                              ------- ------- -------
Shares outstanding used to compute fully
diluted earnings per share                     12,873  11,689   9,113

Net income                                    $11,986 $56,275 $ 2,606
                                              ======= ======= =======

Fully diluted earnings per share              $   .93 $  4.81 $   .29
                                              ======= ======= =======

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